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                                                                   EXHIBIT 10.3


                               CA SHORT COMPANY
             AMENDMENT TO 1996 STOCK INCENTIVE STOCK OPTION PLAN


     Paragraph 2 of the 1996 Incentive Stock Option Plan shall be amended in its entirety to read as follows:

          2. Shares Subject to the Plan. Subject to the provisions of Section 5(g) of the Plan, 85,000 shares of the common stock of the Corporation shall be reserved and may be optioned under the Plan. The reserved shares may be authorized and unissued shares or treasury shares of the Corporation or any combination of both as determined by the Board of Directors of the Corporation. If an option granted under the Plan ceases to be exercisable in whole or in part, the shares representing such option shall be available under the Plan for the grant of options in the future.


                                                           Dated March 12, 1997